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     NEOWARE
                                                                   PRESS RELEASE



           NEOWARE ANNOUNCES ACCELERATED VESTING OF UNDERWATER OPTIONS


         KING OF PRUSSIA, PA., MAY 19, 2005 -- Neoware Systems, Inc. (Nasdaq:
NWRE), the leading supplier of software, services, and appliances for thin client computing, today announced it has accelerated the vesting of all unvested options awarded to employees and officers under the Company's 1995 Stock Option Plan and the 2002 Non-Qualified Stock Option Plan which had exercise prices greater than $14.00 per share. Options to purchase approximately 530,000 shares became exercisable immediately, representing approximately 23% of the total options outstanding, as a result of the vesting acceleration. Of these 530,000 options, approximately 70% were scheduled to vest over the next 18 months.

         "We believe that the accelerated vesting will result in the Company not being required to recognize approximately $5 million (pre-tax) of compensation expense in the fiscal 2006 through fiscal 2008 periods. We believe that the incentive and retention value of these options is significantly lower than their valuation using the Black Scholes methodology, and as a result this decision is in the best interest of the Company and its shareholders," stated Michael Kantrowitz, Neoware's Chairman and CEO.

         The decision to accelerate the options was made to reduce compensation expense that might be recorded in future periods following the Company's adoption of Financial Accounting Standard Board (the "FASB") proposed statement "Share-Based Payment" ("FAS 123R") on July 1, 2005. The Company expects that the action announced today will reduce the share-based compensation expense (pre-tax) by approximately $2.8 million in fiscal year 2006, $2.1 million in fiscal year 2007, and $150,000 in fiscal year 2008, based on estimated valuation calculations using the Black Scholes methodology.

ABOUT NEOWARE
         Neoware (Nasdaq:NWRE) is a leading provider of enterprise software, thin client appliances, and related services that make computing more open, secure, reliable, affordable and manageable. Neoware was recently ranked America's eighth fastest-growing company by Fortune magazine. By employing open technologies and eliminating the obsolescence built into standard PC architectures, Neoware helps enterprises leverage server-based computing architectures to increase security, flexibility and choice, as well as lower their total cost of ownership.


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         Neoware's software products enable enterprises to gain control of their desktops, stream software on-demand, and to integrate mainframe, midrange, UNIX and Linux applications with Windows(R) environments and the Web. Its thin client appliances and software enable enterprises to run applications on servers and display them across wired or wireless networks on secure, managed, reliable appliances that cost as little as one-fourth the price of today's typical business PC. The company's global development, services, and support provide customers with customized solutions that facilitate their specialized computing needs.

         Neoware's products are available worldwide from IBM and Lenovo Group Limited, as well as from select, knowledgeable resellers. More information about Neoware can be found on the Web at http://www.neoware.com or via email at info@neoware.com. Neoware's global headquarters is in King of Prussia, PA.


                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: the projected impact of FAS 123R and the effect of accelerating "underwater" options; the use of the Black Scholes methodology; and the incentive and retention value of the options. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in such forward-looking statements include our use of a different valuation methodology and the possibility that subsequent pronouncements or interpretations of the FASB or other regulatory bodies may alter the accounting treatment prescribed for stock options. These and other risks are detailed from time to time in Neoware's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its reports on Form 10-K for the year ended June 30, 2004 and Forms 10-Q for the quarters ended September 30, 2004, December 31, 2004 and March 31, 2005.

Neoware is a trademark of Neoware Systems, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.


CONTACT:
Neoware Systems, Inc.
Keith Schneck, CFO
(610) 277-8300
invest@neoware.com
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